Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2010 Earnings; Updates Guidance for FY 2010

SAN DIEGO--(BUSINESS WIRE)--February 17, 2010--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $24.2 million, or 43 cents per diluted share, for the first quarter ended Jan. 17, 2010, compared with earnings from continuing operations of $28.0 million, or 49 cents per diluted share, for the first quarter of fiscal 2009.

Same-store sales at Jack in the Box® company restaurants decreased 11.1 percent in the first quarter of 2010 compared with a year-ago increase of 1.7 percent.

Linda A. Lang, chairman, chief executive officer and president, said, “We believe high unemployment rates for our key customer demographics continue to be the biggest factor impacting sales at Jack in the Box.”

System same-store sales at Qdoba Mexican Grill® decreased 1.7 percent in the first quarter versus a year-ago decrease of 1.1 percent. Lang said, “Qdoba’s same-store sales improved sequentially throughout the quarter and turned slightly positive in the last half of the quarter.”

Consolidated restaurant operating margin was 14.3 percent of sales in the first quarter of 2010, compared with 14.6 percent of sales in the year-ago quarter. The company estimates that sales deleverage negatively impacted margins by approximately 250 basis points in the first quarter of 2010.

Food and packaging costs were 230 basis points better than prior year. Overall commodity costs were approximately 7 percent lower in the quarter versus prior year, including beef and cheese, which were down 19 percent and 18 percent, respectively, from last year’s first quarter. Additionally, food and packaging costs benefitted from price increases and the company’s margin-improvement initiatives.

Payroll and employee benefits costs were 30.5 percent of restaurant sales versus 30.2 percent in the year-ago quarter, as sales deleverage of approximately 60 basis points offset labor productivity initiatives. Occupancy and other costs increased 230 basis points due primarily to sales deleverage and higher depreciation due to remodels.

Franchised restaurant costs for the first quarter increased to 45.5 percent of franchised restaurant revenues from 39.2 percent last year due primarily to sales deleverage against fixed rental costs.

SG&A expense for the first quarter decreased by $17.4 million and was 10.8 percent of revenues compared with 11.7 percent last year. The decrease in SG&A was attributable primarily to the following:

  The company’s refranchising strategy and planned overhead reductions resulted in lower general and administrative costs of approximately $4.0 million.
  Advertising costs were $5.5 million lower, approximately half of which was due to refranchising.
  Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $2.1 million in the first quarter as compared to a negative impact of $5.8 million in last year’s first quarter, resulting in a year-over-year decrease in SG&A of $7.9 million.
  Insurance recovery related to Hurricane Ike resulted in a $1.0 million benefit.
  Facility charges declined by $4.3 million.
  Pension expense increased by approximately $5.2 million due primarily to lower discount rates. Higher pension expense is expected to continue throughout the year.

Gains on the sale of 23 company-operated Jack in the Box restaurants to franchisees totaled $9.4 million in the first quarter compared with $18.4 million in the year-ago quarter from the sale of 29 restaurants. Average gains were $408,000 for the first quarter of fiscal 2010 as compared to $633,000 in the first quarter of fiscal 2009. The first quarter of 2009 included the sale of the entire Santa Barbara market, which had substantially higher-than-average sales, cash flow and resulting gains. Total proceeds for the first quarter of 2010 related to refranchising, including cash and notes receivable, were $14.3 million, or an average of $622,000 per restaurant.

“More than 47 percent of the Jack in the Box system is now franchised, and we expect to cross the 50 percent mark later this year,” Lang said. “We remain on track to achieve our long-term goal to increase the percentage of franchise ownership to 70 to 80 percent by the end of fiscal year 2013.”

The company provided $2.7 million in short-term financing during the quarter for one of the five refranchising transactions and collected $4.3 million during the quarter related to previous refranchising transactions. As of the end of the first quarter, notes receivable from franchisees related to refranchising activities totaled $10.6 million.

The tax rate for the first quarter was 36.7 percent compared with 40.0 percent in the prior year. The tax rate for the first quarter was lower than prior year and the company’s most recent guidance due primarily to the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

The company repurchased approximately 2.1 million shares of its common stock in the first quarter of 2010 at an average price of $18.98 per share. Approximately $57 million remains available for additional purchases according to the terms of the company’s credit facility under a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings

Seventeen new Jack in the Box restaurants opened in the first quarter, including 8 franchised locations, compared with 16 new restaurants opened system-wide during the same quarter last year, of which 4 were franchised locations.

In the first quarter, 6 Qdoba restaurants opened, including 4 franchised locations, versus 17 new restaurants in the year-ago quarter, 15 of which were franchised.

At Jan. 17, 2010, the company’s system total comprised 2,228 Jack in the Box restaurants, including 1,052 franchised locations, and 507 Qdoba restaurants, including 348 franchised locations.

First quarter FY 2010 initiatives

During the quarter, the company continued to execute its strategic initiative to reinvent the Jack in the Box brand by offering guests a better restaurant experience than typically found in the quick-serve restaurant segment, through menu innovation, enhanced restaurant facilities and improvements in guest service.

With the recession pinching discretionary spending, Jack in the Box focused on both value and premium promotions during the quarter. In October, Jack in the Box brought back a popular double-patty favorite called the Bonus Jack™ and promoted it in a value-priced combo along with a small order of fries and small drink for $3.99, plus tax.

In late December, the chain launched a limited-time bundled-value promotion, the Jumbo Deal, which featured a Jumbo Jack® hamburger, two tacos, a small order of fries, and a small drink – all for just $3.49, plus tax.

Other value promotions during the quarter included the Big Cheeseburger and Big Texas Cheeseburger for just $1, plus tax, a breakfast value message – two croissants for $3, plus tax, and half-price holiday shakes during afternoon hours.

In November, Jack in the Box also launched the Southwest Chicken Bowl, capitalizing on the popularity of Teriyaki Bowls launched last year. Southwest Chicken Bowls were available for a limited time and priced at $4.29, plus tax.

Second quarter FY 2010 initiatives

Jack in the Box has a creative and compelling marketing calendar planned for fiscal 2010, with a robust pipeline of new products that are in various stages of development and test. “Our marketing strategy is to target multiple dayparts and balance our advertising and promotions to feature innovative premium products along with value-priced offerings, without jeopardizing our position as a premium QSR brand,” Lang said.

In early February, the company debuted a new platform, Grilled Sandwiches, with two varieties, each served on a new grilled artisan bread: Turkey, Bacon & Cheddar, which features roasted turkey, two slices of cheddar cheese and two bacon strips topped with a sun-dried tomato sauce; and Deli Trio, which features Genoa salami, sliced ham, roasted turkey, two slices of provolone cheese and two pickle fillets topped with a creamy Italian sauce. Grilled Sandwiches are available for $3.99, plus tax.

Also in February, Jack in the Box began offering for a limited time its Fish Sandwich for just $1.49, plus tax. The product features two crispy fish fillets, lettuce and tartar sauce on a warm sesame seed bun.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 11, 2010, and fiscal year ending Oct. 3, 2010. Fiscal 2010 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter versus 12 weeks in the fourth quarter of fiscal 2009.

Q2 FY 2010 guidance

  Same-store sales are expected to decrease 8 to 10 percent at Jack in the Box company restaurants versus a 0.4 percent increase in the year-ago quarter.
  Same-store sales are expected to range from flat to down 2 percent at Qdoba system restaurants versus a 2.3 percent decrease in the year-ago quarter.

  Same-store sales guidance reflects trends experienced during the first four weeks of the second quarter.

  Refranchising gains are expected to be lower than the year-ago quarter as a result of the timing of such transactions, although the full-year guidance remains unchanged.

Fiscal year 2010 guidance

  5 to 8 percent decrease in same-store sales at Jack in the Box company restaurants, with trends improving in the second half of the fiscal year.
  Flat to 2 percent decrease in same-store sales at Qdoba system restaurants.
  Overall commodity costs are expected to decrease by approximately 1 percent for the full year, reflecting the approximate 7 percent decrease experienced during the first quarter. Commodity costs in the second quarter are expected to decline by approximately 1 percent and then increase in the third and fourth quarters as compared to prior year.
  Restaurant operating margin for the full year is expected to range from 15 to 16 percent, depending on same-store sales.
  45 to 50 new Jack in the Box restaurants, including approximately 30 company locations.
  30 to 40 new Qdoba restaurants, including approximately 15 company locations.
  $60 to $70 million in gains on the sale of 150 to 170 Jack in the Box restaurants to franchisees, with $85 to $95 million in total proceeds resulting from the sales.
  Capital expenditures of $125 to $135 million. Capital expenditures are expected to remain in this range through fiscal year 2012. Following the planned completion of the Jack in the Box re-image program, annual capital expenditures are anticipated to be approximately $110 million or less.
  SG&A expense in the mid-11 percent range.
  Tax rate of approximately 36 to 37 percent.
  Diluted earnings per share of $1.85 to $2.05, with the range reflecting uncertainty in the timing of anticipated refranchising transactions as well as same-store sales volatility. The impact of the 53rd week is estimated to contribute approximately 4 cents per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, Feb. 18, 2010, beginning at 8:30 a.m. PST (11:30 a.m. EST). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 11:00 a.m. PST on Feb. 18.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 500 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment and trends in consumer spending patterns. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2010	2009

Revenues:
Restaurant sales	$512,094	$628,649
Distribution sales	104,618	91,523
Franchised restaurant revenues	64,606	56,501
	681,318	776,673
Operating costs and expenses:
Food and packaging sales	162,327	213,674
Payroll and employee benefits	156,352	190,070
Occupancy and other	120,153	133,427
Company restaurant costs	438,832	537,171
Distribution costs of sales	105,369	90,579
Franchised restaurant costs	29,410	22,129
Selling, general and administrative expenses	73,356	90,779
Gains on the sale of company-operated restaurants, net	(9,380)	(18,361)
	637,587	722,297

Earnings from operations	43,731	54,376

Interest expense	5,772	8,201
Interest income	(337)	(474)
Interest expense, net	5,435	7,727

Earnings from continuing operations and before income taxes	38,296	46,649

Income taxes	14,048	18,682

Earnings from continuing operations	24,248	27,967

Earnings from discontinued operations, net	-	430
Net earnings	$24,248	$28,397

Net earnings per share - basic:
Earnings from continuing operations	$0.43	$0.49
Earnings from discontinued operations, net	-	0.01
Net earnings per share	$0.43	$0.50

Net earnings per share - diluted:
Earnings from continuing operations	$0.43	$0.49
Earnings from discontinued operations, net	-	-
Net earnings per share	$0.43	$0.49

Weighted-average shares outstanding:
Basic	56,273	56,592
Diluted	57,017	57,427

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	January 17,	September 27,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$12,508	$53,002
Accounts and other receivables, net	47,773	49,036
Inventories	40,223	37,675
Prepaid expenses	14,906	8,958
Deferred income taxes	44,614	44,614
Assets held for sale	95,422	99,612
Other current assets	5,720	7,152
Total current assets	261,166	300,049

Property and equipment, at cost	1,610,897	1,602,247
Less accumulated depreciation and amortization	(698,763)	(665,957)
Property and equipment, net	912,134	936,290
Other assets, net	225,027	219,571
	$1,398,327	$1,455,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$71,743	$67,977
Accounts payable	64,503	63,620
Accrued liabilities	161,425	206,100
Total current liabilities	297,671	337,697

Long-term debt, net of current maturities	345,799	357,270

Other long-term liabilities	236,379	234,190

Deferred income taxes	1,930	2,264

Stockholders’ equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 74,094,715 and 73,987,070 issued, respectively	741	740
Capital in excess of par value	173,271	169,440
Retained earnings	936,458	912,210
Accumulated other comprehensive loss, net	(79,463)	(83,442)
Treasury stock, at cost, 18,831,123 and 16,726,032 shares	(514,459)	(474,459)
Total stockholders' equity	516,548	524,489
	$1,398,327	$1,455,910

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2010	2009

Cash flows from operating activities:
Net earnings	$24,248	$28,397
Earnings from discontinued operations, net	-	(430)
Net earnings from continuing operations	24,248	27,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,129	30,424
Deferred finance cost amortization	465	478
Deferred income taxes	(1,762)	36
Share-based compensation expense	2,805	2,490
Pension and postretirement expense	8,949	3,768
Losses (gains) on cash surrender value of company-owned life insurance	(3,935)	12,039
Gains on the sale of company-operated restaurants, net	(9,380)	(18,361)
Gains on the acquisition of franchise-operated restaurants	-	(958)
Losses on the disposition of property and equipment, net	1,182	4,355
Impairment charges	608	1,689
Changes in assets and liabilities, excluding acquisitions and dispositions:
Receivables	(49)	2,765
Inventories	(2,548)	2,243
Prepaid expenses and other current assets	(5,289)	(2,412)
Accounts payable	92	(14,387)
Pension and postretirement contributions	(5,289)	(719)
Other	(32,303)	(19,564)
Cash flows provided by operating activities from continuing operations	8,923	31,853
Cash flows provided by operating activities from discontinued operations	-	2,951
Cash flows provided by operating activities	8,923	34,804

Cash flows from investing activities:
Purchases of property and equipment	(28,716)	(52,312)
Proceeds from the sale of company-operated restaurants	11,575	18,620
Proceeds from (purchases of) assets held for sale and leaseback, net	3,356	(14,543)
Collections on notes receivable	4,333	19,602
Acquisition of franchise-operated restaurants	-	(6,760)
Other	(256)	1,254
Cash flows used in investing activities from continuing operations	(9,708)	(34,139)
Cash flows used in investing activities from discontinued operations	-	(484)
Cash flows used in investing activities	(9,708)	(34,623)

Cash flows from financing activities:
Borrowings on revolving credit facility	104,000	42,000
Repayments of borrowings on revolving credit facility	(87,000)	(73,000)
Principal repayments on debt	(24,705)	(1,139)
Proceeds from issuance of common stock	701	310
Repurchase of common stock	(40,000)	-
Excess tax benefits from share-based compensation arrangements	181	59
Change in book overdraft	7,114	5,490
Cash flows used in financing activities	(39,709)	(26,280)

Net decrease in cash and cash equivalents	(40,494)	(26,099)
Cash and cash equivalents at beginning of period	53,002	47,884
Cash and cash equivalents at end of period	$12,508	$21,785

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table sets forth, unless otherwise indicated, the percentage relationship to total revenues of certain items included in our condensed consolidated statements of earnings:

	Sixteen Weeks Ended
	January 17,	January 18,
	2010	2009
Statement of Earnings Data:
Revenues:
Restaurant sales	75.2%	80.9%
Distribution sales	15.3%	11.8%
Franchised restaurant revenues	9.5%	7.3%
Total revenues	100.0%	100.0%

Operating costs and expenses:
Food and packaging costs (1)	31.7%	34.0%
Payroll and employee benefits (1)	30.5%	30.2%
Occupancy and other (1)	23.5%	21.2%
Company restaurant costs (1)	85.7%	85.4%
Distribution costs of sales (1)	100.7%	99.0%
Franchised restaurant costs (1)	45.5%	39.2%
Selling, general and administrative expenses	10.8%	11.7%
Gains on sale of company-operated restaurants, net	(1.4%)	(2.4%)
Earnings from operations	6.4%	7.0%

Income tax rate (2)	36.7%	40.0%
_____________________________________________
(1)	As a percentage of the related sales and/or revenues
(2)	As a percentage of earnings from continuing operations and before income taxes

The following table summarizes the changes in the number of Jack in the Box and Qdoba company-operated and franchised restaurants:

	Sixteen Weeks Ended January 17, 2010			Sixteen Weeks Ended January 18, 2009
	Company	Franchised	Total	Company	Franchised	Total
Jack in the Box:
Beginning of period	1,190	1,022	2,212	1,346	812	2,158
New	9	8	17	12	4	16
Refranchised	(23)	23	-	(29)	29	-
Closed	-	(1)	(1)	(3)	(1)	(4)
End of period	1,176	1,052	2,228	1,326	844	2,170
% of system	53%	47%	100%	61%	39%	100%
Qdoba:
Beginning of period	157	353	510	111	343	454
New	2	4	6	2	15	17
Acquired by the Company	-	-	-	22	(22)	-
Closed	-	(9)	(9)	-	(1)	(1)
End of period	159	348	507	135	335	470
% of system	31%	69%	100%	29%	71%	100%

Consolidated:
Total system	1,335	1,400	2,735	1,461	1,179	2,640
% of system	49%	51%	100%	55%	45%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
Media Contact:
Brian Luscomb, 858-571-2291